CREDIT AGREEMENT
dated as of October 13, 2010
among
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
HEALTHCARE TRUST OF AMERICA, INC.
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
WELLS FARGO BANK, N.A.
and
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agents

J.P. MORGAN SECURITIES LLC,
WELLS FARGO SECURITIES, LLC,
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunners and Joint Lead Arrangers

Section 5.12. Additions and Substitutions to and Removals From Unencumbered Assets; Release of Subsidiary Guarantors 60

SCHEDULES:

Schedule EGL — Eligible Ground Leases
Schedule EOCGL — Eligible On-Campus Ground Leases
Schedule ES — Excluded Subsidiaries
Schedule SG — Subsidiary Guarantors
Schedule 2.1 — Commitments
Schedule 3.6 — Disclosed Matters
Schedule 3.14 — Subsidiaries
Schedule 3.18(a) — Real Property
Schedule 3.18(b) — Unencumbered Assets
Schedule 6.1 — Existing Indebtedness
Schedule 6.2 — Existing Liens
Schedule 6.8 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Borrowing Request

Exhibit C — Form of Guaranty

CREDIT AGREEMENT

CREDIT AGREEMENT (the “Agreement”) dated as of October 13, 2010, among HEALTHCARE TRUST OF AMERICA HOLDINGS, LP, a Delaware limited partnership, HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted NOI” means for any fiscal period, the NOI (or proportionate share of NOI from a Property owned by an Unconsolidated Affiliate) from a Property and adjusted to (a) remove the effect of recognizing rental income on a straight-line basis over the applicable lease term and (b) deduct Property Management Fees. As used herein, “Property Management Fees” means, with respect to each Property (other than a Property for which the Borrower or Subsidiary has a triple-net lease in effect) for any period, an amount equal to the greater of (a) actual management fees for such Property and (b) an assumed amount equal to three percent (3%) of the aggregate rent due and payable under leases with tenants at such Property.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt of at least BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below:

(i) if the Borrower has not obtained two Applicable Credit Ratings, the “Base Rate - Applicable Rate” or the “LIBOR Rate — Applicable Rate” as the case may be, shall be determined by the range into which the Total Leverage Ratio of the Borrower falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	BASE RATE - APPLICABLE	LIBOR RATE -
		RATE	APPLICABLE
			RATE
Level I	< 35%	1.60%	2.60%

Level II	> 3 5% AND < 45%	2.00%	3.00%

Level III	> 45% AND < 55%	2.50%	3.50%

For purposes of this clause (i), any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.1(c); provided, however, that if such compliance certificate is not delivered when due in accordance with Section 5.1(c), then the Applicable Rate shall be the percentage that would apply to the Level III Ratio and it shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered; or

(ii) if the Borrower obtains two Applicable Credit Ratings, the “Base Rate — Applicable Rate”, the “LIBOR Rate — Applicable Rate” or the “Facility Fee Rate”, as the case may be, shall be determined solely by the Ratings of the Borrower in the table below:

RATINGS LEVEL	MOODY’S/	BASE RATE -	LIBOR RATE -	FACILITY FEE RATE
	S&P APPLICABLE	APPLICABLE	APPLICABLE
	CREDIT RATING	RATE	RATE
Level I Rating	Baa1/BBB+ or higher	1.00%	2.00%	0.40%

Level II Rating	Baa2/BBB	1.15%	2.15%	0.45%

Level III Rating	Baa3/BBB-	1.50%	2.50%	0.50%

Level IV Rating	Below Baa3/BBB-	1.95%	2.95%	0.55%

For purposes of this clause (ii), (A) if the Borrower has two Ratings and the Ratings of the Rating Agencies do not match, then the higher of two Applicable Credit Ratings shall determine pricing; provided, however, that if the two Applicable Credit Ratings are two or more gradations apart, then the rating that is the mid-point between the two differing Applicable Credit Ratings (rounding down, if such mid-point falls between two ratings) shall determine pricing and (B) if the Applicable Credit Ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of change in the rating system of any such Rating Agency), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate under this clause (ii) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of a Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency, and pending the effectiveness of any such amendment, the Applicable Credit Rating assigned by such Rating Agency shall be deemed to be the rating most recently in effect prior to such change or cessation and the Applicable Rate shall be determined by reference to such rating.

The Applicable Credit Rating in effect on any date for the purposes of this definition is that in effect at the close of business on such date. If at any time the Borrower does not have both a Moody’s Rating and an S&P Rating, then the Applicable Rate shall be determined by reference to the Total Leverage Ratio in accordance with clause (i).

Any adjustment in the Applicable Rate shall be applicable to all existing Loans.

The Borrower understands that the Applicable Rate shall be determined and/or adjusted from time-to-time based upon certain financial ratios and/or other information to be provided or certified to the Administrative Agent and the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for any reason) at the time it was delivered to the Administrative Agent and the Lenders, and if the Applicable Rate calculated for any period was higher or lower than it should have been had the correct information been timely provided, then, such interest rate for such period shall be automatically recalculated using the correct Borrower Information. The Agent shall promptly notify the Borrower and the Lenders in writing of any additional interest due or the amount of any overpayment of interest because of such recalculation, and (x) in the case of underpayment, the Borrower shall pay such additional interest due to the Lenders within 5 Business Days of receipt of such written notice and (y) in the case of overpayment, the Borrower shall receive a credit against its next interest payment for the amount of such overpayment.

Any recalculation of interest required by this provision shall survive termination of this Agreement and this provision shall not in any way limit any of the Administrative Agent’s and the Lenders’ other rights and remedies under the Loan Documents.

“Approved Fund” has the meaning assigned to such term in Section 9.4.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding; provided, that in calculating any Lender’s Revolving Credit Exposure for the purpose of determining such Lender’s Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Healthcare Trust of America Holdings, LP, a Delaware limited partnership.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Reserves” means for any period and with respect to a Property, an amount equal to $1.25 per square foot per annum multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in determinations of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Company, the Borrower, and their Subsidiaries and a proportionate share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 8.25% for Medical Office/Office Properties, and 9.0% for Other Properties.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) acquires, directly or indirectly, by contract or otherwise, the power to exercise control over the Equity Interests of the Company representing more than thirty percent (30%) of the total voting power represented by the issued and outstanding Equity Interests of the Company; (d) the Company shall fail to be the sole general partner of the Borrower or shall fail to own, directly or indirectly, free of any liens, encumbrances or adverse claims, Equity Interests of the Borrower representing more than 90% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (e) the Borrower or the Company shall fail to own, directly or indirectly, free of any liens, encumbrances or adverse claims, at least seventy-five percent (75%) of the Equity Interests of each Guarantor (other than the Company), control all major decisions of such Guarantor (including, without limitation, decisions to sell or encumber property) and otherwise possess the ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, of each such Guarantor; provided that the Borrower or the Company must directly or indirectly own, free of any liens, encumbrances or adverse claims, one hundred percent (100%) of each Guarantor that owns any Unencumbered Asset.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions in Article IV are satisfied and the initial Loans are made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) increased from time to time pursuant to Section 2.4, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.

“Commitment Fee Rate” means for any calendar quarter (a) 0.50% per annum if the average daily Commitment Utilization Percentage for such quarter is less than 50% and (b) 0.375% per annum if the average daily Commitment Utilization Percentage for such quarter is greater than or equal to 50%.

“Commitment Utilization Percentage” means on any date, the percentage equal to a fraction (a) the numerator of which is the total Revolving Credit Exposures and (b) the denominator of which is the total Commitments; provided that in calculating the total Revolving Credit Exposures for purposes of Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Development Properties.

“Company” means Healthcare Trust of America, Inc., a Maryland corporation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Development Property” means any Property owned by the Borrower or any of its Subsidiaries on which the construction of new buildings constituting a Medical Office/Office Property or Other Property has been commenced and is continuing (or has recently been completed, subject to the provisions below). Any such Property shall be treated as a Development Property until the earlier of twelve (12) months after the date of completion of construction or the achievement of an Occupancy Rate of 80% for such Property, unless the Borrower has made a one-time election to treat such Property as a Medical Office/Office Property or Other Property (and no longer treat such Property as a Development Property).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

“Disposition” means any sale, lease, sale and leaseback, assignment, conveyance, transfer, or other disposition of any property. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any fiscal period, net income (or loss) before interest, taxes, depreciation, and amortization, calculated for such period on a consolidated basis in conformity with GAAP, excluding gains and losses from extraordinary items, non-recurring items, non-cash items, write-offs of straight-line rent related to sold assets, asset sales or write-ups/write-downs and forgiveness of indebtedness.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Eligible Assignee” means any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; or (e) any other assignee having a net worth of at least $100,000,000 that, in the reasonable judgment of the Borrower, is a reputable institutional investor with substantial experience in lending and originating loans similar to the Loans, or in purchasing, investing in or otherwise holding such loans. Notwithstanding the foregoing, in no event shall an Eligible Assignee be a publicly traded or privately held healthcare REIT.

“Eligible Ground Lease” means a ground lease for a Property that (a) has a minimum remaining term of thirty (30) years, including tenant controlled renewal options or acceptable purchase options containing nominal or market based purchase prices, as of any date of determination, and (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a non-disturbance agreement in favor of such leasehold permanent mortgagee from the owner of the landlord’s fee interest, (c) does not have provisions that permit the lessor thereunder to increase the rent payable by the tenant thereunder other than usual and customary increases for inflation or fixed and scheduled rent increases and (d) is otherwise eligible for non-recourse leasehold mortgage financing under customary prudent lending requirements. The initial Eligible Ground Leases as of the Closing Date are listed on Schedule EGL, and the Borrower shall update Schedule EGL in accordance with Section 5.1(c).

“Eligible Off-Campus Ground Lease” means any Eligible Ground Lease which is not an Eligible On-Campus Ground Lease.

“Eligible On-Campus Ground Lease” means any Eligible Ground Lease for a Property (a) which is located on or within approximately one-half (1/2) mile of the campus of a hospital or university medical center, (b) for which the hospital or university or its Affiliate is the lessor and (c) and for which the Borrower has provided to the Administrative Agent the ground lease, a ground lease abstract and a certificate of a Financial Officer certifying that such ground lease qualifies as an Eligible On-Campus Ground Lease at least five (5) Business Days in advance of the inclusion of the applicable Property as Unencumbered Asset that is subject to an Eligible On-Campus Ground Lease, all as reasonably confirmed by the Administrative Agent. The initial Eligible On-Campus Ground Leases as of the Closing Date are listed on Schedule EOCGL, and the Borrower shall update Schedule EOCGL in accordance with Section 5.1(c).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means the Subsidiaries of the Company and the Borrower listed on Schedule ES attached hereto, as such Schedule ES may be updated by a Financial Officer of the Borrower to include (a) any Subsidiary acquired pursuant to an acquisition permitted hereunder which is financed with secured Indebtedness incurred pursuant to Section 6.1(e) and each Subsidiary thereof that guarantees such Indebtedness (in each case to the extent that guaranteeing the Obligations or granting a security interest in support thereof is prohibited by such Indebtedness) and (b) any Subsidiary that now or hereafter owns Property that is not an Unencumbered Asset with respect to which the loan documents relating to such Property prohibit such Subsidiary from being a Subsidiary Guarantor, and (c) any Subsidiary that is not wholly-owned by the Borrower, is acquired pursuant to an acquisition permitted hereunder, and is prohibited by its organizational documents from giving a guaranty of the Obligations; provided that each such Subsidiary shall cease to be an Excluded Subsidiary hereunder if such secured Indebtedness is repaid or becomes unsecured or if such Subsidiary ceases to guarantee such secured Indebtedness or if such Subsidiary ceases to be prohibited from giving a guaranty, as applicable.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means the Company, the Borrower and their respective Subsidiaries.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the Company and the Subsidiary Guarantors.

“Guaranty” means, collectively, the Guaranty in substantially the form of Exhibit C hereto executed by the Guarantors and delivered to the Administrative Agent in accordance with this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Off-Balance Sheet Obligations of such Person, (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (m) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock) at the option of such Person), and (n) net obligations under any Swap Agreements not entered into as a hedge against existing Indebtedness, in an amount equal to the Swap Termination Value thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person, by operation of the documentation evidencing such Indebtedness or by law, is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement, or, if the Borrower has no such indebtedness outstanding, the Obligations.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.8.

“Interest Expense” means for any fiscal period, an amount equal to the sum of the following with respect to Total Indebtedness: (i) total interest expense, accrued in accordance with GAAP plus (ii) all capitalized interest determined in accordance with GAAP, plus (iii) the amortization of deferred financing costs (including in the case of (i) through (iii), the Borrower’s prorata share thereof for Unconsolidated Affiliates).

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means the Joint Bookrunners and Joint Lead Arrangers named on the cover of this Agreement.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Parties” means the Company, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Documents” means this Agreement, each Guaranty, each Note (if any) and any amendment, waiver, supplement or other modification to any of the foregoing, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Maturity Date.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company, the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement or the other Loan Documents or (c) the validity or enforceability of this Agreement or the Loan Documents or the rights of or benefits available to the Lenders under this Agreement or the other Loan Documents.

“Material Subsidiary” means any Subsidiary of the Borrower or the Company which either (a) has assets which constitute more than five percent (5%) of Total Asset Value at the end of the most recent calendar quarter of the Borrower (other than an Excluded Subsidiary), or (b) owns (or is the lessee under an Eligible Ground Lease of) an Unencumbered Asset.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means October 13, 2011; provided that the Borrower may, on two occasions by written notice to the Administrative Agent (which shall promptly notify each of the Lenders) given at least thirty (30) but no more than sixty (60) days prior to the then Maturity Date, extend the Maturity Date for up to three (3) months per extension so long as (A) the extended Maturity Date is not later than April 13, 2012, (B) no Default or Event of Default shall have occurred and be continuing on the date of such written notice, (C) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of the date of such written notice as if made on and as of such dates, and (D) the Borrower pays an aggregate extension fee equal to (1) in the case of the first extension, 0.375% of the then existing Commitments (to the Administrative Agent for the ratable benefit of the Lenders), and (2) in the case of the second extension, 0.50% of the then existing Commitments (to the Administrative Agent for the ratable benefit of the Lenders).

“Medical Office/Office Property” means each Property which is fully developed and operational for use primarily as a medical office building or office building.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Index Debt.

“Mortgage Note” means notes receivable of the Borrower or a Subsidiary Guarantor which are secured by mortgage Liens on real property and improvements thereon and which are not more than sixty (60) days past due or otherwise in default after giving effect to applicable cure periods.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a provision of any document, instrument or agreement (including any Governing Document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, in connection with any issuance or sale of Equity Interests, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Operating Income (“NOI”)” means for any fiscal period, and with respect to any Property, the total rental and other operating income from the operation of such Property after deducting all expenses and other proper charges incurred by the Borrower or a Subsidiary in connection with the operation of such Property during such fiscal period, including, without limitation, property operating expenses paid by the Borrower or a Subsidiary, real estate taxes and bad debt expenses paid by the Borrower or a Subsidiary, and ground lease rent paid by the Borrower or a Subsidiary, but before payment or provision for interest and other fixed charges, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with GAAP. In the case of Property owned by Affiliates which are not directly or indirectly wholly-owned by the Borrower, Net Operating Income shall be reduced by the amount of cash flow of such Affiliate allocated for distribution to the minority owners of such Affiliate that are not Affiliates of the Borrower.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then such Indebtedness shall not constitute “Nonrecourse Indebtedness” only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Normalized Adjusted FFO” means for any fiscal period, “funds from operations” as defined in accordance with resolutions adopted by the Board of Governors of the National Association of Real Estate Investment Trusts as in effect from time to time; provided that Normalized Adjusted FFO shall (i) be based on net income after payment of distributions to holders of preferred partnership units in the Borrower and distributions necessary to pay holders of preferred stock of the Company, and (ii) at all times exclude (a) charges for impairment losses from property sales, (b) stock-based compensation, (c) write-offs or reserves of straight-line rent related to sold assets, (d) amortization of debt costs, and (e) non-recurring charges, including without limitation acquisition expenses and one-time charges related to the transition to self-management.

“Notes” means any promissory notes executed by the Borrower to evidence the Obligations.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Occupancy Rate” means with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not affiliated with the Borrower and paying rent (or subject to free rent periods 90 days or less) at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such Property. For purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of such date.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Company, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Company would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s report on Form 10-Q or Form 10-K (or their equivalents) which the Company is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Other Property” means each Property which is fully developed and operational, other than a Medical Office/Office Property.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.4.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way, use restrictions, rights of first refusal, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” means any parcel of real property, and improvements thereon, which is owned, leased or operated by the Company, the Borrower, their Subsidiaries or any Unconsolidated Affiliate and which is located in the United States of America or the District of Columbia.

“Rating Agencies” means Moody’s and S&P.

“Recourse Indebtedness” means any Indebtedness which is not Nonrecourse Indebtedness. If any Indebtedness is partially Nonrecourse Indebtedness and partially Recourse Indebtedness, only the portion that is Recourse Indebtedness shall be included as Recourse Indebtedness for purposes hereof, including Section 6.13(c).

“Recourse Secured Indebtedness” means the aggregate amount of Secured Indebtedness which is Recourse Indebtedness.

“Register” has the meaning set forth in Section 9.4.

“Regulation U” means Regulation U of the Board is in effect from time to time.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that if there shall be fewer than four Lenders, Required Lenders shall mean all of the Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.3.

“S&P” means Standard & Poor’s.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Index Debt.

“Secured Indebtedness” means Total Indebtedness which is secured in any manner by a Lien on real property, including a ground leasehold interest (including, for the avoidance of doubt, the pro-rata share of all such Indebtedness of Unconsolidated Affiliates).

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature, given the likelihood of refinancings or sales. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company or the Borrower.

“Subsidiary Guarantors” means, individually and collectively, as the context may require, each Material Subsidiary and any other Subsidiary now or hereafter party to a Guaranty as a “Guarantor”. The initial Subsidiary Guarantors as of the Closing Date are listed on Schedule SG, and such Schedule SG shall be updated in accordance with Section 5.1(c).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Administrative Agent or any Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.5.

“Tangible Net Worth” means as of a given date, (a) the stockholders’ equity of the Company and its Subsidiaries determined on a consolidated basis plus (b) accumulated depreciation and amortization minus (c) the following (to the extent reflected in determining stockholders’ equity of the Company and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Asset Value” means the sum of all of the following of the Company, the Borrower, and their Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, without duplication: (a) unrestricted cash, cash equivalents and marketable securities in excess of $25,000,000, plus (b) with respect to each Medical Office/Office Property or Other Property (other than a Development Property), the quotient of (i) Adjusted NOI minus Capital Reserves attributable to such Property for the prior four consecutive fiscal quarters, divided by (ii) the applicable Capitalization Rate, plus (c) the GAAP book value of notes receivable of the Company, the Borrower and their Subsidiaries which are not more than 60 days past due or otherwise in default, plus (d) the GAAP book value (after any impairments) of all Construction-in-Process for Development Properties plus (e) the book value of all accounts receivable which are not more than 60 days past due. The Borrower’s pro rata share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets;

provided that (A) not more than 10% of Total Asset Value may be attributable to any single Property, (B) not more than 10% of Total Asset Value may be attributable to Properties for which a single Person is the tenant, (C) not more than 15% of Total Asset Value may be attributable to Other Properties, (D) not more than 20% of Total Asset Value may be attributable to Unconsolidated Affiliates, (E) not more than 10% of Total Asset Value may be attributable to notes receivable, (F) not more than 10% of Total Asset Value may be attributable to Development Properties, and (G) not more than 30% of Total Asset Value may be attributable to clauses (C) through (F) above. For the avoidance of doubt the Borrower shall receive credit for the Total Asset Value up to and including the percentage limits referenced in (A) through (G) above, and any amount in excess of such limitations shall be excluded from the calculation of Total Asset Value.

“Total EBITDA” means for any fiscal period, total EBITDA of the Company, the Borrower and their consolidated Subsidiaries and the prorata share of EBITDA of Unconsolidated Affiliates.

“Total Fixed Charges” means for any fiscal period, an amount equal to the sum of (i) Interest Expense, plus (ii) regularly scheduled installments of principal payable with respect to Total Indebtedness, plus (iii) all dividend payments due to the holders of any preferred Equity Interests in the Company and all distributions due to the holders of any limited partnership interests in the Borrower other than limited partner distributions based on the per share dividend paid on the common shares of beneficial interest of the Company plus (iv) rent payable under all ground leases under which the Company, the Borrower or one of their Subsidiaries is the tenant, to the extent such rent is not deducted in the calculation of Total EBITDA (including in each case (i) through (iv), the Borrower’s prorata share thereof for Unconsolidated Affiliates).

“Total Indebtedness” means the sum, without duplication, of (a) all Indebtedness of the Company, the Borrower and their consolidated Subsidiaries and the prorata share of all Indebtedness of Unconsolidated Affiliates plus (b) the aggregate amount in excess of $30,000,000 of all accounts payable and accrued liabilities of the Company, the Borrower and their consolidated Subsidiaries and the prorata share of all accounts payable and accrued liabilities of Unconsolidated Affiliates, determined in accordance with GAAP. Notwithstanding the use of GAAP, the calculation of Total Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities that is included in the calculation of Total Indebtedness shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount (but without any fair value adjustments).

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.13(a).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“Unconsolidated Affiliate” means, in respect of any Person, any other Person (a) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

“Unencumbered Asset” means a Property that meets each of the following criteria (with each such Property that meets such criteria being an Unencumbered Asset):

1.	The Property is either 100% fee owned or ground leased under an Eligible Ground Lease by Borrower or a Subsidiary Guarantor.

2.	The Property is improved as a Medical Office/Office Property or Other Property with one or more completed buildings of a type consistent with the Borrower’s business strategy, unless such Property is a Development Property.

3.	The Property (and the Equity Interest therein, if owned by a Subsidiary Guarantor) is not directly or indirectly subject to any Lien (other than Permitted Encumbrances) or any Negative Pledge.

4.	The Property is free of any material Environmental Liabilities and is in material compliance with all Environmental Laws.

5.	The Property is free of any material defects.

6. The Property is located in the United States.

7.	The Property, together with all other Unencumbered Assets, shall comply with the requirements of Section 6.15

8.	If such Property is a Development Property and construction of improvements has commenced, there has been no interruption of construction for more than ninety (90) consecutive days (other than as a result of a force majeure event that has not continued for more than one hundred and eighty (180) days).

9.	The Borrower has delivered a certificate of a Financial Officer certifying that the Property satisfies the foregoing requirements.

“Unencumbered Asset Value” means with respect to Unencumbered Assets, the sum, without duplication, of (a) for each Unencumbered Asset that is a Medical Office/Office Property (other than a Development Property), the Unencumbered NOI for such Medical Office/Office Property for the prior four consecutive fiscal quarters divided by the applicable Capitalization Rate, plus (b) for each Unencumbered Asset that is an Other Property (other than a Development Property), the Unencumbered NOI for such Other Property for the prior four consecutive fiscal quarters divided by the applicable Capitalization Rate plus (c) the GAAP book value (after any impairments) of all Construction-in-Process for Development Properties that are Unencumbered Assets and that are at least 70% (by rentable area) pre-leased to one or more tenants which will occupy such space, until such Property no longer qualifies as a Development Property, plus (d) the GAAP book value (after any impairments) of unencumbered Mortgage Notes so long as (A) the real estate securing such Mortgage Note meets the criteria for an Unencumbered Asset which is not a Development Property (other than clauses (1), (8) and (9) of the definition thereof), (B) the principal amount of such Mortgage Note does not exceed 75% of the GAAP book value of the real estate securing such Mortgage Note and (C) such Mortgage Note permits the holder thereof to pledge such Mortgage Note to the Administrative Agent without the further consent of the obligor thereunder or any other Person.

provided that (A) not more than 10% of Unencumbered Asset Value may be attributable to any single Unencumbered Asset, (B) not more than 15% (or 10% commencing with the fiscal quarter ending June 30, 2011) of Unencumbered Asset Value may be attributable to a single Person (and its subsidiaries and parent companies) as the tenant, (C) (i) not more than 10% of Unencumbered Asset Value may be attributable to Unencumbered Assets that are subject to an Eligible Off-Campus Ground Lease and (ii) not more than 40% of Unencumbered Asset Value may be attributable to Unencumbered Assets that are subject to an Eligible On-Campus Ground Lease, (D) not more than 15% of Unencumbered Asset Value may be attributable to Unencumbered Assets that are located in a single Metropolitan Statistical Area (other than Houston, Texas, Dallas, Texas and Atlanta, Georgia, for each of which such limitation shall be 25%), (E) not more than 25% of Unencumbered Asset Value may be attributable to Unencumbered Assets that are Other Properties, (F) not more than 10% of Unencumbered Asset Value may be attributable to Unencumbered Assets that are Development Properties, and (G) not more than 10% of Unencumbered Asset Value may be attributable to Mortgage Notes. For the avoidance of doubt the Borrower shall receive credit for the Unencumbered Asset Value up to and including the percentage limits referenced in (A) through (G) above, and any amount in excess of such limitations shall be excluded from the calculation of Unencumbered Asset Value.

“Unencumbered NOI” means for any fiscal period, the sum of (a) the total Adjusted NOI attributable to all Unencumbered Assets (other than Development Properties and excluding, for the avoidance of doubt, Mortgage Notes) for such period minus Capital Reserves attributable to Unencumbered Assets for such period, plus (b) the net income attributable to any unencumbered Mortgage Notes that are included in the computation of Unencumbered Asset Value and are secured by a completed Medical Office/Office Property or Other Property; provided that not more than 10% of Unencumbered NOI may be attributable to Mortgage Notes..

“Unsecured Indebtedness” means all of the Total Indebtedness which is not Secured Indebtedness (including, for the avoidance of doubt, the pro-rata share of all such Indebtedness of Unconsolidated Affiliates).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.
THE CREDITS

SECTION 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.2. Loans and Borrowings. (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the then applicable Maturity Date.

SECTION 2.3. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent on up to two (2) occasions during the period from the Closing Date to the nine (9) month anniversary of the Closing Date, request incremental Commitments in an amount not to exceed the aggregate amount of $200,000,000 from one or more additional Lenders (which may include any existing Lender) willing to provide such incremental Commitments in their own discretion; provided, that each incremental Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such incremental Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the incremental Commitments being requested, (ii) the aggregate amount of all incremental Commitments, which when taken together with all other incremental Commitments, shall not exceed $200,000,000 in the aggregate (the “Incremental Limit”), and (iii) the date on which such incremental Commitments are requested to become effective (the “Increased Amount Date”). The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders willing to hold the requested incremental Commitments.

(b) The Borrower and each incremental Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the incremental Commitment of such incremental Lender. Each such documentation shall specify the terms of the applicable incremental Commitments; provided, that from and after the effectiveness of each amendment or other documentation, the associated incremental Commitments shall thereafter be Commitments with the same terms as the Commitments (including as to pricing and maturity). Each of the parties hereto hereby agrees that, upon the effectiveness of any such documentation, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the incremental Commitments evidenced thereby (including adjusting the Applicable Percentages), and new Notes shall be issued and the Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Commitments, in each case without the consent of the Lenders other than those Lenders with incremental Commitments. The fees payable by the Borrower upon any such incremental Commitments shall be agreed upon by the Administrative Agent, the Lenders with incremental Commitments and the Borrower at the time of such increase. Notwithstanding the forgoing, nothing in this Section 2.4 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitments hereunder.

(c) Notwithstanding the foregoing, no incremental Commitment shall become effective under this Section 2.4 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant amendment or other documentation and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.1 and such additional customary documents and filings as the Administrative Agent may reasonably require, and (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.13 after giving effect to such incremental Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Loans in respect of incremental Commitments, when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Lenders to effect the foregoing.

SECTION 2.5. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any repayment obligation with respect to such Swingline Loan.

SECTION 2.6. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed 10% of the total Commitments and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) subject to the proviso below, payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.7. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.8. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.9. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, or the remaining balance of the Commitments, if less, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees.

(a) (i) If the Applicable Rate is determined by reference to the Applicable Credit Ratings, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate (as set forth in the definition of Applicable Rate) on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date on which the facility fee is first applicable to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(ii) If the Applicable Rate is determined by reference to the Leverage Ratio, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each last day of each March, June, September and December of each year end on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements and accrued and unpaid interest thereon) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.20% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements and accrued and unpaid interest thereon) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if at any time an Event of Default has occurred and is continuing, all outstanding Loans and other Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof. If such increased costs or reductions are paid by the Borrower and a Lender subsequently determines in good faith that it has received a refund of such amounts from a third party that are directly attributable to this Agreement, then such Lender shall promptly deliver such refund to the Borrower.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof (and the Borrower shall have no liability for the Administrative Agent’s failure to make such distributions). If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.7(b), 2.18(d) or 9.3(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender confirms that is it not then aware of any similar circumstances.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a)(i) and fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a)(ii), as applicable;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements owing to such Defaulting Lender may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(j) for so long as such LC Exposure is outstanding and the Borrower will be permitted to use proceeds of the Loans for such purposes;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Each of the Company and the Borrower represents and warrants to the Lenders that:

SECTION 3.1. Organization; Powers. Each of the Group Members is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.2. Authorization; Enforceability. The Transactions are within each of the Loan Party’s powers and have been duly authorized by all necessary action on the part of each Loan Party. This Agreement has been duly executed and delivered by each of the Company and the Borrower and constitutes a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Group Member or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Group Member or its assets, or give rise to a right thereunder to require any payment to be made by any Group Member, and (d) will not result in the creation or imposition of any Lien on any asset of any Group Member.

SECTION 3.4. Financial Condition; No Material Adverse Change. (a) The Company, the Borrower, and their consolidated Subsidiaries have heretofore furnished to the Lenders their consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company, the Borrower and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) Since June 30, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company, the Borrower and their Subsidiaries, taken as a whole.

(c) The pro forma covenant compliance certificate described in Section 4.1(j), a copy of which has heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof, (ii) the repayment of Indebtedness under the credit facility described in Section 4.1(m) and (iii) the payment of fees and expenses in connection with the foregoing. Such certificate has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial covenant compliance of Borrower and its consolidated Subsidiaries as at the Closing Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

SECTION 3.5. Properties. (a) Each of the Group Members has good title to, or valid leasehold interests in, all its real and personal property material to its business, free and clear of all Liens except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and other Liens permitted by Section 6.2. Each Group Member has obtained customary title insurance on its real property.

(b) Each of the Group Members owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Group Members does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Group Member (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Group Members (i) to Borrower’s knowledge after due inquiry, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.7. Compliance with Laws and Agreements. Each of the Group Members is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing hereunder and no Group Member is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.8. Investment and Holding Company Status. None of the Group Members is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.9. Taxes. Each of the Group Members has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Group Member is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 3.13. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Company or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable laws, regulations and orders of any Governmental Authority dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

SECTION 3.14. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any other Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

SECTION 3.15. Use of Proceeds. The proceeds of the Loans and the Letters of Credit, shall be used for general corporate purposes of the Borrower and its Subsidiaries, including the financing of working capital needs, the repayment of Indebtedness of the Borrower and its Subsidiaries and acquisitions permitted by this Agreement.

SECTION 3.16. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 3.17. Status of the Company. The Company (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

SECTION 3.18. Properties. Schedule 3.18(a) sets forth a list of all real property of the Group Members and the owner (or ground-lessor) of such Real Property, and Schedule 3.18(b) sets forth a list of all Unencumbered Assets and the owner (or ground-lessor) of such Unencumbered Asset. All such Unencumbered Assets satisfy the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Closing Date, the Unencumbered Assets listed on Schedule 3.18(b) as delivered by the Borrower on the Closing Date, in the aggregate, have a Unencumbered Asset Value in excess of $350,000,000.

ARTICLE IV.
CONDITIONS

SECTION 4.1. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a) Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) a Guaranty executed and delivered by the Company and each Subsidiary Guarantor.

(b) Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cox, Castle & Nicholson LLP, Delaware and New York counsel for the Loan Parties, and Venable LLP, Maryland counsel for the Company, in form and substance satisfactory to the Administrative Agent, and covering such matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.

(e) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Company, the Borrower, and their Subsidiaries for the 2008 and 2009 fiscal years and (ii) unaudited interim consolidated financial statements of the Company, the Borrower, and their Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Company, the Borrower and their Subsidiaries, as reflected in the financial statements.

(g) Projections. The Lenders shall have received satisfactory projections through 2013.

(h) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(i) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located, and such search shall reveal no liens on any of the Unencumbered Assets except for liens permitted by Section 6.2 or discharged or to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(j) Compliance Certificate. The Lenders shall have received a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.13 and Section 6.15 on a pro-forma basis on the Closing Date after giving effect to the incurrence of the Loans, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value, and certifying that all Properties included as Unencumbered Assets satisfy the requirements for an Unencumbered Asset set forth in the definition thereof.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company.

(l) Reserved.

(m) Pay-off of Existing Facilities. The Administrative Agent shall have received satisfactory evidence that the repayment in full, if applicable, and termination of the Borrower’s credit facility pursuant to that loan agreement dated as of September 10, 2007 with LaSalle National Bank and KeyBank National Association, shall have occurred or shall occur immediately upon the funding of the Loans hereunder on the Closing Date.

(n) Know-Your-Customer Requirements. The Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent that they shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., New York City time, on October 15, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.2. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (an “Extension of Credit”), is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company and the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Extension of Credit; provided that (i) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Extension of Credit and (ii) the Borrower may update Schedule 3.18(a) and Schedule 3.18(b) from time to time to make the representations set forth in Section 3.18 true and correct.

(b) At the time of and immediately after giving effect to such Extension of Credit, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request and a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Sections 6.13(f) and (g) on a pro-forma basis on the date of such Extension of Credit after giving effect to such Extension of Credit, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Unencumbered Asset Value.

Each Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 5.1. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of each of the Company, the Borrower, and their Subsidiaries, each of its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each of the Company, the Borrower, and their Subsidiaries, each of its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.6, Section 6.13 and Section 6.15 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) together with such compliance certificate, the Borrower shall deliver the following, in form and detail satisfactory to the Administrative Agent, (A)  a description of all Properties acquired during such calendar quarter, including the Net Operating Income of each such Property, acquisition costs and any related mortgage debt; (B) a description of all Properties sold during the calendar quarter then ended, including the Net Operating Income from such Properties and the sales price; (C) a statement of the Net Operating Income contribution by each Property for the preceding calendar quarter and summary occupancy reports for such Property; (D) a listing of summary information for all Unencumbered Assets including, without limitation, the Unencumbered Asset Value of each Property the Net Operating Income of each Property (not addressed in clause (ii) or (iii) above), occupancy rates, square footage, property type, and date acquired or built; (E) a certification of a Financial Officer that all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as Unencumbered Assets, together with copies of leases and lease abstracts for all Eligible Ground Leases; (F) a summary of (1) all acquisitions, dispositions or other removals of Unencumbered Assets completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, and (2) the acquisition cost or principal balance of any Unencumbered Assets, as applicable, acquired during such period and any other information that Administrative Agent may require to determine the Unencumbered Asset Value of such Unencumbered Asset, and the Unencumbered Asset Value of any Unencumbered Assets removed during such period; (G) a schedule of all outstanding Indebtedness of the Company, the Borrower and their Subsidiaries, showing for each component of Indebtedness, the lender, the total commitment, the total indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any) and the security (if any); (H) a schedule of all interest rate protection agreements to which the Borrower, the Company or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof; (I) a copy of all management reports, if any, submitted to the Borrower or the Company or its management by its independent public accountants; and (J) any updates to Schedules EGL, EOCGL, SG, 3.14, 3.18(a) or 3.18(b);

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company or the Borrower to its shareholders generally, as the case may be;

(f) as soon as available, and in any event no later than 90 days after the end of each fiscal year of each of the Company, the Borrower, and their Subsidiaries, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of each of the Company, the Borrower, and their Subsidiaries, as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position, projected income, projected compliance with Sections 6.13 and 6.15 and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections are based on reasonable estimates, information and assumptions;

(g) within 45 days after the end of each fiscal quarter of each of the Company, the Borrower, and their Subsidiaries (or 90 days in the case of the fourth quarter), a narrative discussion and analysis of the financial condition and results of operations of each of the Company, the Borrower, and their Subsidiaries, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; provided that delivery to the Administrative Agent and the Lenders of the Company’s annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q containing such narrative discussion and analysis shall be deemed to be compliance with this Section 5.1(g);

(h) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Delivery by the Company to the Administrative Agent and the Lenders of its annual report to the SEC on Form 10-K and its quarterly report to the SEC on Form 10-Q, in each case in accordance with SEC requirement for such reports, shall be deemed to be compliance by the Company with Section 5.1(a) and Section 5.1(b), as applicable.

SECTION 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice after learning of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Group Member thereof that relates to any Loan Document or that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) any change in the Applicable Credit Ratings; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.3. Existence; Conduct of Business; REIT Status. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3. The Company will do all things necessary to maintain its status as a REIT. The Company will continue to file Form 10-Q and Form 10-K (or their equivalents) and make other public filings with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) as if it were a public company.

SECTION 5.4. Payment of Obligations. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.5. Maintenance of Properties; Insurance. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and (c) obtain and provide insurance certificates confirming compliance with the above requirements promptly upon request by the Administrative Agent.

SECTION 5.6. Books and Records; Inspection Rights. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.7. Compliance with Laws. Each of the Company and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.8. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for working capital needs and general corporate purposes, including the repayment of debt and permitted acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support working capital needs and general corporate purposes.

SECTION 5.9. Distributions in the Ordinary Course. Each of the Company and the Borrower shall, in the ordinary course of business, cause all of its Subsidiaries to make transfers of net cash and cash equivalents upstream to the Borrower, and the Borrower shall continue to follow such ordinary course of business. The Company and the Borrower shall not make net transfers of cash and cash equivalents downstream to its Subsidiaries except in the ordinary course of business consistent with past practice.

SECTION 5.10. Notices of Asset Sales, Encumbrances or Dispositions. The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than five (5) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of (i) an Unencumbered Asset or (ii) other assets of the Loan Parties or their Subsidiaries, in a single transaction or series of related transactions, for consideration in excess of $25,000,000, in each case which is permitted pursuant to Section 6.1(e), Section 6.2(d) or Section 6.9, as applicable. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent (A) a certificate of a Financial Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants set forth in Section 6.13 and Section 6.15 hereof) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed sale, encumbrance or other Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with Section 6.13 hereof and the financial covenants on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Unencumbered Assets.

To the extent such proposed transaction would result in a Default or an Event of Default, the Borrower shall apply the proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.

If such proposed transaction is permitted hereunder, the Administrative Agent shall, at the Borrower’s expense, take all such action reasonably requested by the Borrower to release the guarantee obligations under the Guaranty of any Subsidiary Guarantor who shall cease to own any Unencumbered Assets upon the consummation of such transaction.

SECTION 5.11. [Reserved].

SECTION 5.12. Additions and Substitutions to and Removals From Unencumbered Assets; Release of Subsidiary Guarantors.

(a) Additions and Substitutions to Unencumbered Assets.

(i) Following the Closing Date, the Borrower may, by written notice to the Administrative Agent, add one or more new Properties as an Unencumbered Asset or substitute one or more new Properties for one or more Properties (such newly added or substituted Property, the “Potential Unencumbered Asset(s)”) then included as an Unencumbered Asset. Any such notice of addition or substitution shall be delivered to the Administrative Agent (which the Administrative Agent shall promptly furnish to the Lenders) and shall include the following items (it being understood that the Administrative Agent shall have no obligation to verify the truth, accuracy or completeness of any information contained therein):

(1) A certificate of a Financial Officer of the Borrower describing such addition or substitution, together with a statement of: (x) the Unencumbered Asset Value of such Potential Unencumbered Asset(s); and (y) the same information that the Borrower would be required to include in a compliance certificate delivered pursuant to Section 5.1(c), together with a certification that, after giving effect to such addition or substitution, the Borrower will be in compliance with each of the covenants contained in Section 6.13 on a pro-forma basis based upon the most recent financial statements available under either Section 5.1(a) or 5.1(b), together with all supporting calculations;

(2) with respect to any such addition or substitution, an officer’s certificate from the Borrower certifying that such Potential Unencumbered Asset(s) satisfies all of the requirements set forth in clauses (1) through (7) of the definition of “Unencumbered Asset”.

Upon delivery of such information, such addition or substitution shall become effective.

(b) Removals from Unencumbered Assets.

(i) Upon any Unencumbered Asset ceasing to qualify as an Unencumbered Asset, such Unencumbered Asset shall no longer be included in the calculation of the Unencumbered Asset Value or Unencumbered NOI. Within ten (10) Business Days after any such disqualification, the Borrower shall deliver to the Administrative Agent certificate of a Financial Officer of the Borrower describing such disqualification, together with a statement of: (i) the identity of the disqualified Unencumbered Asset, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Asset and (iii) the certificates required by Section 5.12(b)(iii).

(ii) The Borrower may voluntarily remove any Property from Unencumbered Assets (including as a result of any financing, sale, transfer or other Disposition of any Unencumbered Asset in accordance with the terms of the Loan Documents) by delivering to the Administrative Agent, no later than ten (10) Business Days prior to the date on which such removal is to be effected (or, in the event such removal shall result from the financing, sale, transfer or other Disposition of an Unencumbered Asset, ten (10) Business Days prior to such proposed sale, transfer or Disposition), (x) certificate of a Financial Officer of the Borrower describing such removal, together with a statement (A) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (B) of the identity of the Unencumbered Asset being removed, and (C) the Unencumbered Asset Value attributable to such Unencumbered Asset and (y) the certificates required by Section 5.12(b)(iii).

(iii) Simultaneously with the delivery of the items required pursuant to Sections 5.12(b)(i) and (ii), the Borrower shall deliver to the Administrative Agent a pro forma compliance certificate described in Section 5.1(c) demonstrating, upon giving effect to such removal, replacement or disqualification, compliance with the covenants contained in Section 6.13 on a pro forma basis based upon the most recent financial statements available under Section 5.1(a) or 5.1(b), together with supporting calculations.

(c) Release of Subsidiary Guarantor. So long as no Event of Default has occurred and is continuing or would occur after giving effect thereto, following (i) the Disposition, removal or substitution of an Unencumbered Asset that results in a Subsidiary Guarantor ceasing to own any Unencumbered Assets and otherwise ceasing to be a Material Subsidiary or (ii) a Subsidiary Guarantor becoming an Excluded Subsidiary, at the request and expense of the Borrower and without the need for any consent or approval of the Lenders, the Administrative Agent shall execute and deliver a release of the Guaranty made by such Subsidiary Guarantor in a form acceptable to the Borrower and the Administrative Agent.

SECTION 5.13. Additional Guarantors. If any Person becomes a Material Subsidiary after the Closing Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) a Guaranty executed by such Material Subsidiary and (ii) the items that would have been delivered under Sections 4.1(b) and (c) if such Material Subsidiary had been a Subsidiary Guarantor on the Closing Date. Delivery of the foregoing items shall be made by the Borrower (x) in the case of any Subsidiary that has become a Material Subsidiary pursuant to the ownership of an Unencumbered Asset, any acquisition or formation, or as a result of such Subsidiary ceasing to have the characteristics of an Excluded Subsidiary (as provided in the definition of such term), within ten (10) days after such ownership, acquisition, formation, or cessation, as the case may be, and (y) in the case of any existing Subsidiary obtaining the minimum Total Asset Value for a Material Subsidiary during any fiscal quarter, at the time that the compliance certificate called for by Section 5.1(c) is required to be delivered to the Administrative Agent in respect of such fiscal quarter. Additionally, in the event that any Subsidiary of the Borrower or the Company, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall after the date hereof become a guarantor under any existing or future Unsecured Indebtedness of the Borrower or any Guarantor, then the Borrower shall cause such Subsidiary to execute and deliver the items described in this Section 5.13.

ARTICLE VI.
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Company and the Borrower covenants and agrees with the Lenders that:

SECTION 6.1. Indebtedness. Each of the Company and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary, by the Company of Indebtedness of the Borrower or any Subsidiary, and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that a Subsidiary may not provide a Guarantee of any Indebtedness of the Borrower or the Company unless it also is or simultaneously becomes a Subsidiary Guarantor hereunder; and

(e) additional Indebtedness of the Company, the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Company, the Borrower and all Subsidiaries) at any one time outstanding that would not cause a violation of Section 6.13; provided that the Borrower shall not permit any Subsidiary Guarantor that is the owner (or ground-lessee) of an Unencumbered Asset to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness, including any guarantees of Indebtedness (other than its Guaranty of the Obligations), that is recourse to such Subsidiary Guarantor, other than trade payables incurred in the normal course of business.

SECTION 6.2. Liens. Each of the Company and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company, the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Company, the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; and

(d) Liens (not affecting the Unencumbered Assets) securing Indebtedness constituting Indebtedness permitted by Section 6.1(e), and Liens (not affecting Unencumbered Assets) incurred in connection with the cash collateralization of any Swap Agreement permitted by Section 6.5;

provided that notwithstanding the foregoing, the Borrower shall not, and shall not permit any of its Subsidiaries that owns an Unencumbered Asset to, grant a Lien on its Equity Interest as collateral for Indebtedness to any Person other than the Administrative Agent.

SECTION 6.3. Fundamental Changes. (a) Each of the Company and the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Company or the Borrower in a transaction in which the Company or the Borrower, as applicable, is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if one of the parties to such merger is a Subsidiary Guarantor, the Subsidiary Guarantor shall be the surviving entity, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets (A) to the Borrower or to another Subsidiary; provided that if one of the parties to such transaction is a Subsidiary Guarantor, either (1) the Subsidiary Guarantor shall be the transferee or (2) the transaction is permitted by Section 6.9 or (B) in a transaction permitted by Section 6.9, (iv) the Borrower may sell the Equity Interests in a Subsidiary in a transaction permitted by Section 6.9 and (v) any Subsidiary which is not a Subsidiary Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower.

(b) Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company, the Borrower and their Subsidiaries, taken as a whole, on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Direct or indirect investments by the Company and the Borrower in the Equity Interests of its Subsidiaries;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

(d) Guarantees constituting Indebtedness permitted by Section 6.1;

(e) extensions of trade credit in the ordinary course of business;

(f) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(g) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor; and

(h) (i) Investments permitted by Section 6.3 and (ii) Investments consisting of (A) acquisitions of real property (or interests therein), (B) acquisitions of loans secured by real property or Equity Interests, (C) the making of loans secured by real property or Equity Interests, and (D) the purchase of Equity Interests, all consistent with the Borrower’s business strategy, so long as no Default has occurred and is continuing, or would occur after giving effect thereto; provided that Investments by the Company, the Borrower and their Subsidiaries in Equity Interests (other than Equity Interests (1) in their respective Subsidiaries, (2) in Unconsolidated Affiliates, (3) acquired in connection with transactions permitted by Section 6.3 that are consistent with the Borrower’s business strategy, or (4) in other Persons in which the Company, the Borrower or one of their Subsidiaries is the general partner, the managing member or otherwise has rights of Control over such Person or has rights of specific Control over the use and/or disposition of its interest therein) shall not exceed 10% of Total Asset Value.

SECTION 6.5. Swap Agreements. Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company, the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company, the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company, the Borrower or any Subsidiary.

SECTION 6.6. Restricted Payments; Share Repurchases.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries and (iv) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Payments to the Company and the Company may make Restricted Payments of such amount to its shareholders; provided that (i) beginning with the fiscal quarter ended September 30, 2011, the Borrower shall not make Restricted Payments to the Company in excess of the greater of (a) (1) 100% of Normalized Adjusted FFO for the period of four (4) fiscal quarters ending September 30, 2011 and December 31, 2011, (2) 95% of Normalized Adjusted FFO for the period of four (4) fiscal quarters ending March 31, 2012, and (3) 90% of Normalized Adjusted FFO for the period of four (4) fiscal quarters ending June 30, 2012 and thereafter; or (b) the minimum amount required for the Company to maintain its REIT status; (ii) if a Default or an Event of Default has occurred and is continuing, the Borrower may only make Restricted Payments to the Company in the minimum amounts required to be made by the Company in order to maintain its status as a REIT; and (iii) the Borrower may not make any Restricted Payments to the Company if the Obligations have been declared due and payable.

(b) Neither the Borrower nor the Company shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Equity Interests (i) prior to the date on which the Equity Interests of the Company or the Borrower are listed on a national trading exchange (the “Listing Date”), if an Event of Default under Article VII(a), (b), (d), (f), (g), (h), (i), (j), (m) or (n) has occurred and is continuing or would occur after giving effect to such transaction, or (ii) on or after the Listing Date, if an Event of Default has occurred and is continuing or would occur after giving effect to such transaction.

SECTION 6.7. Transactions with Affiliates. Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company, the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.6.

SECTION 6.8. Restrictive Agreements. Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (including the Equity Interests owned by such Group Member), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company, the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (and, for the avoidance of doubt, if such restrictions do not apply to any Unencumbered Asset or to the Equity Interests of the Borrower or any Subsidiary Guarantor), (v) the foregoing shall not apply to restrictions set forth in the organizational documents of any Excluded Subsidiary (and, for the avoidance of doubt, if such restrictions do not apply to any Unencumbered Asset or to the Equity Interests of the Borrower or any Subsidiary Guarantor) and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.9. Disposition of Property. Each of the Company and the Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 6.3;

(d) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor; and

(e) the Disposition of other property so long as (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, (ii) the Borrower remains in compliance with Section 6.13 after giving effect thereto, and (iii) and the Borrower complies with Section 5.10.

SECTION 6.10. Payments and Modifications of Subordinate Debt. The Company and the Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate to the Obligations if a Default has occurred and is continuing.

SECTION 6.11. Sales and Leasebacks. The Company and the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by any Group Member as lessee of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

SECTION 6.12. Changes in Fiscal Periods. The Company and the Borrower will not permit the fiscal year of the Company or the Borrower to end on a day other than December 31 or change the Company’s or the Borrower’s method of determining fiscal quarters.

SECTION 6.13. Financial Covenants. The Company and the Borrower shall not:

(a) Total Leverage Ratio. Permit the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 55%.

(b) Secured Leverage Ratio. Permit the ratio of Secured Indebtedness to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Company to exceed 40%.

(c) Recourse Secured Leverage Ratio. Permit the ratio of Recourse Secured Indebtedness to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Company to exceed (i) 15% from the Closing Date through June 30, 2011 and (ii) 10% from and after July 1, 2011.

(d) Fixed Charge Coverage Ratio. Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Company to be less than 1.75 to 1.0 as of the last day of any fiscal quarter of the Company.

(e) Tangible Net Worth. Permit Tangible Net Worth to be less than the sum of (i) $844,323,200 plus (ii) 80% of Net Cash Proceeds from issuances of Equity Interests by the Borrower or the Company after June 30, 2010.

(f) Unencumbered Leverage Ratio. Permit the ratio of Unsecured Indebtedness to Unencumbered Asset Value as at the last day of any period of four consecutive fiscal quarters of the Company or on the date of any incurrence of Indebtedness by the Company, the Borrower or its Subsidiaries to exceed 55%.

(g) Unencumbered Debt Yield. Permit the ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Company to Unsecured Indebtedness to be less than 13% as of the last day of any fiscal quarter of the Company or on the date of any incurrence of Indebtedness by the Company, the Borrower or its Subsidiaries.

(h) Unencumbered Asset Value. Permit total Unencumbered Asset Value to be less than 150% of the total Commitments as of the last day of any fiscal quarter of the Company.

(i) Covenant Compliance Calculations. The Borrower shall deliver the certificate described in Section 5.1(c) evidencing compliance with the financial ratios set forth in Sections 6.13(f) and (g) as of each Borrowing Date. Such calculations shall be made in accordance with Section 6.13(j).

(j) Pro Forma Calculations.

(i) For purposes of the pro-forma calculations to be made pursuant to Sections 6.13(f) and (g) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered Asset Value the actual value of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Unencumbered Asset Value the actual value of any assets acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

(ii) For purposes of the pro-forma calculations to be made pursuant to Sections 6.13(g) and (h) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered NOI the actual NOI for the relevant period of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, and (B) adding to Unencumbered NOI the projected NOI for the next four quarters (based on the Borrower’s projections made in good faith) for any assets acquired (or to be acquired with any Borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

SECTION 6.14. Modification of Governing Documents. The Company and the Borrower will not, and will not permit any of its Subsidiaries to, amend or modify any provision of its charter, by-laws, partnership agreement, operating agreement or other organizational documents that would have a Material Adverse Effect without the Administrative Agent’s prior written consent.

SECTION 6.15. Occupancy of Unencumbered Assets. The Unencumbered Assets that are Medical Office/Office Properties and Other Properties (excluding those Unencumbered Assets which are Development Properties) shall have an aggregate Occupancy Rate for the preceding calendar quarter of at least eighty-five percent (85%) of the aggregate rentable area within such Unencumbered Assets. In the event of a breach or violation of this Section 6.15, such breach or violation shall not be an Event of Default so long as the Borrower immediately notifies the Administrative Agent thereof and, within thirty (30) days of receipt of such notice by the Administrative Agent (subject to extension for up to an additional thirty (30) days by the Administrative Agent in its sole and absolute discretion), the Borrower adds, substitutes or removes one or more Properties as an Unencumbered Asset as contemplated by Section 5.12 such that immediately following such addition, substitution or removal, the Occupancy Rate required by this Section 6.15 is satisfied.

ARTICLE VII.
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect on or as of the date made or deemed made (or, in the case of any representation or warranty qualified by “materiality”, “Material Adverse Effect” or any similar language, in any respect (after giving affect to such materiality qualifier));

(d) the Company or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Borrower’s existence) or 5.8 or in Article VI;

(e) the Company or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided that, with respect to any default other than a default under Section 5.1, 5.5(b), 5.10, 5.12 or 5.13, if (A) such default cannot be cured within such 30-day period, (B) such default is susceptible of cure and (C) the Borrower or the Company is proceeding with diligence and in good faith to cure such default, then such 30-day cure period shall be extended to such date, not to exceed a total of ninety (90) days, as shall be necessary for the Borrower or the Company diligently to cure such default;

(f) the Company, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Nonrecourse Indebtedness), when and as the same shall become due and payable, after giving effect to any applicable cure period;

(g) any event or condition occurs that results in any Material Indebtedness (other than Nonrecourse Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against the Company, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $15,000,000 in any year or (ii) $25,000,000 for all periods;

(m) a Change in Control shall occur; or

(n) the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, the Guaranty or any other Loan Document; or this Agreement, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or wilful misconduct, and any action so taken or not taken at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default under Section 7(a) or Section 7(b) (with respect to interest or fees)) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (a) resign at any time by notifying the Lenders, the Issuing Bank and the Borrower or (b) be removed by written notice of the Required Lenders with the consent of the Borrower if the Administrative Agent engages in gross negligence or willful misconduct in the performance of its duties under the Loan Document. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders give notice of the Administrative Agent’s removal, as applicable, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX.
MISCELLANEOUS

SECTION 9.1. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Healthcare Trust of America, 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention of Kellie S. Pruitt, CFO, Secretary and Treasurer (Telecopy No. 480-991-0755);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Carrie Barrera (Telecopy No. (713) 750-2666), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York 10179, Attention of Brendan Poe (Telecopy No. 212-270-2157);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Carrie Barrera (Telecopy No. (713) 750-2666);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 8th Floor, Houston, Texas 77002, Attention of Carrie Barrera (Telecopy No. (713) 750-2666); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release the Company from its obligations under the Guaranty, or release substantially all of the Subsidiary Guarantors from their obligations under the Guaranty (except as otherwise provided in Section 5.12), in each case, without the written consent of each Lender; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (y) no such agreement shall amend or modify Section 2.19 without the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank, and (z) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 9.3. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Notwithstanding the foregoing, in no event shall Borrower be responsible to pay any costs or expenses of the Administrative Agent or the Lenders related to any assignment or participation of the Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Joint Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) relate solely to disputes among the Lenders and/or the Administrative Agent or (iii) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the breach in bad faith of such Indemnitee’s obligations to the Borrower hereunder.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Company, the Borrower and their Affiliates) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Borrower will be deemed to be reasonable in withholding its consent to any assignee which is not an Eligible Assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C) the Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.4(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(d) or (e), 2.7(b), 2.18(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than the Company, the Borrower and their Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) Borrower shall not be responsible for any cost or expense of the Lenders or the Administrative Agent related to any participation of the Loans or any increased cost or expense incurred by any Lender as a result of such participation thereafter, except as expressly provided herein. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.5. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Group Members or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTHCARE TRUST OF AMERICA, INC.

By /s/ Kellie S. Pruitt
Name: Kellie S. Pruitt
Title: Chief Financial Officer

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

By: Healthcare Trust of America, Inc., its General

Partner

By /s/ Kellie S. Pruitt
Name: Kellie S. Pruitt
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., individually and as

Administrative Agent,

By /s/ Brendan M. Poe

Name: Brendan M. Poe
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By /s/ Douglas Weir
Name: Douglas Weir
Title: Director

By /s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

WELLS FARGO BANK, N.A.

By /s/ David A. Devictor
Name: David A. Devictor
Title: Senior Vice President